Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "CISO GLOBAL, INC.", FILED IN THIS OFFICE ON THE TWELFTH DAY OF JANUARY, A.D. 2026, AT 5:25 O`CLOCK P.M.

Charuni Patibanda-Sanchez, Secretary of State

7179154 8100
SR# 20260115702

Authentication: 202812030
Date: 01-14-26

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CISO GLOBAL, INC.

CISO Global, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

1. The name of the Corporation is CISO Global, Inc.

2. The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by changing Paragraph A of Article FOURTH so that, as amended, said Paragraph A shall be read as follows:

   A. Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is One Billion Three Hundred Fifty Million (1,350,000,000) shares, divided into: (i) One Billion Three Hundred Million (1,300,000,000) shares, par value $0.00001 per share, of common stock (the "Common Stock"); and (ii) Fifty Million (50,000,000) shares, par value $0.00001 per share, of preferred stock (the "Preferred Stock").

3. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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State of Delaware
Secretary of State
Division of Corporations
Delivered 05:25 PM 01/12/2026
FILED 05:25 PM 01/12/2026
SR 20260115702 - File Number 7179154

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation to be executed and acknowledged on this 12th day of January, 2026.

CISO GLOBAL, INC.

By: ______________________________
Name: David G. Jemmett
Title: CEO